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                                                                EXHIBIT 99.2

                          SANTA FE GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                              LAS VEGAS, NV 89130

FOR IMMEDIATE RELEASE
MARCH 21, 1999

                  SANTA FE GAMING CORPORATION ANNOUNCES BANKRUPTCY COURT
                      GRANTS MOTION TO DISMISS INVOLUNTARY PETITION
                  FILED BY MINORITY BONDHOLDERS OF PIONEER FINANCE CORP.

LAS VEGAS, NV. - Santa Fe Gaming Corporation ("SFGC") (AMEX:SGM), a diversified gaming company headquartered in Las Vegas, announced today that United States Bankruptcy Court for the District of Nevada ("Bankruptcy Court") granted SFGC's motion to dismiss the Chapter 7 involuntary bankruptcy petition filed on January 14, 1999 by three minority bondholders of Pioneer Finance Corp. ("PFC") 13.5% Bonds due December 1, 1998 ("13.5% Notes"). PFC is an indirect wholly owned subsidiary of SFGC, which guaranteed the 13.5% Notes.

The Bankruptcy Court determined that granting the motion to dismiss pursuant to section 305 of the bankruptcy code was appropriate at this time for numerous reasons, including the pending PFC Chapter 11 voluntary petition. In February 1999, PFC filed a Chapter 11 voluntary petition with the Bankruptcy Court, in accordance with the terms of the Consent Solicitation, described below. The Bankruptcy Court has required certain waivers of statutes of limitation from SFGC and its affiliates, which SFGC expects to be executed promptly. In the event such waivers are not obtained, the Bankruptcy Court has suspended the involuntary proceeding for 180 days.

In November 1998, PFC accepted consents from approximately $45.8 million principal amount or 75% of the 13.5% Notes in which the PFC bondholders agreed, among other things, to forbear from exercising remedies as a result of a failure by PFC to pay the outstanding principal balance of 13.5% Notes at the December 1, 1998 maturity date and to vote to accept a PFC plan of reorganization which proposes to treat the 13.5% Notes substantially in the manner described in the Exchange Offer and Consent Solicitation, dated October 23, 1998, as supplemented ("Consent Solicitation").

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel and Gambling Hall in Laughlin, Nevada. In addition, SFGC holds several real estate parcels for development within or in the area surrounding Las Vegas, Nevada.

CONTACT:  Thomas K. Land
          Chief Financial Officer
          Santa Fe Gaming Corporation
          702-658-4340